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Intel Annual Meeting includes proposals on stock options

Employees are strongly encouraged to vote

In preparation for its Annual Stockholders’ Meeting to be held on May 19, Intel today published its annual report and proxy statement. All stockholders – including Intel employees who own shares of stock – will be asked to vote on six proposals including the election of directors this year.

The nominees to the Board of Directors and two of the other proposals are presented by Intel. Among these is a proposal to extend the life of Intel’s broad-based stock option program by introducing a new equity plan for all employees.

The other three proposals are presented by stockholders, requesting stock option expensing and the use of performance-vesting stock or options for executives. Intel is opposed to these proposals because they are contrary to Intel’s philosophy for compensating its employees.

Intel is asking all employees who own Intel stock to understand the proposals and to vote. Employees who own Intel stock will receive information on the proposals, including information on how to vote, within the next few weeks. See the sidebar article for more information on the voting process.

“This year’s proxy statement includes important information on how we operate our company, as well as proposals regarding our stock option program for all employees,” says Craig Barrett, Intel’s Chief Executive Officer. “I strongly encourage employees to take the time to understand and vote on the proposals.”

Proposals 1-3: Intel Proposals

Proposal 1 is the election of the Board of Directors, and Proposal 2 is to ratify the choice of the company’s auditor. Intel encourages employees to support these proposals.

Proposal 3 asks stockholders to approve a new equity plan for all employees. Intel currently has two plans, one for officers and directors and the other for employees.

Intel is proposing a single new equity plan for all employees to replace the two existing plans. The new plan reflects Intel’s commitment to good corporate governance in that it provides stockholders the opportunity to review and approve the plan each year. The new plan will generally reduce the maximum option life from 10 years to 7 years to help address stockholder concerns about options. Finally, the new plan will allow Intel the flexibility to use additional types of equity compensation in some limited circumstances, although Intel has no current plans to do so.

Intel is encouraging employees to vote for this proposal.

What is the purpose of the Annual Stockholders’ Meeting? Almost all companies have a formal annual meeting of stockholders at which time the directors of the company are elected to serve for the following year, and to vote on any other specific items that are on the agenda. This year we will elect 11 directors and vote on five proposals.

What is a proxy statement? The “proxy statement” describes the proposals presented to the stockholders for vote and information on how to vote. Intel has approximately three million stockholders, but only about 400 actually attend the Annual Stockholders’ Meeting. Most of the other stockholders vote on the proposals by submitting their votes before the Annual Meeting. Each share of stock entitles the owner to one vote on each proposal on the agenda. Each share also entitles the owner to vote for a number of candidates for director equal to the number of directors being elected. Intel will elect 11 directors this year.

How will I learn about the voting process? Each stockholder will receive voting information along with the proxy statement. The voting information will explain the steps required to submit votes. Stockholders may receive multiple sets of voting information if they hold Intel stock in multiple brokerage accounts. Stockholders should submit their votes for each set of voting information they receive. Depending on your prior instructions, the proxy statement and voting information may be delivered electronically or by mail in paper form.

Intel’s voting recommendations

The Board and management recommend that you vote FOR these three proposals:

Proposal 1: To elect the Board of Directors

Proposal 2: To ratify the choice of the company’s auditor

Proposal 3: To implement a new plan for employee equity compensation

The Board and management do not agree with these proposals and recommend that you vote AGAINST them:

Proposal 4: Requests the expensing of options

Proposals 5 and 6: Requests the use of performance vesting stock or options for senior executives

“From its inception, Intel has had a culture of employee ownership, and this has been vital to our success. Providing stock options to all employees aligns the interests of employees and other stockholders,” says Barrett. “This proposal will allow us to continue to offer options to employees while addressing concerns of institutional investors. I hope all employees believe in the value of the stock option program and will support this proposal.”

Proposals 4-6: Stockholder Proposals

In addition to the proposal for the new stock plan, the proxy contains three other stockholder proposals relating to employee stock options. These three proposals were submitted by labor union pension funds that invest in Intel stock. Intel does not support these proposals.

The first of the three proposals requests that Intel expense stock options granted to employees. The same proposal was made in last year’s proxy but was rejected by stockholders.

Intel continues to oppose expensing of stock options. “This is both bad accounting and bad policy,” says Barrett. “Expensing stock options will reduce the accuracy of financial statements and will make it harder for investors to compare companies’ results. In addition, expensing options will make it increasingly difficult for companies to provide options broadly to employees. Ultimately, the method of accounting for stock options will be determined by the Financial Accounting Standards Board (FASB) and Congress.”

Two other proposals include requests that Intel implement performance-vesting stock or options for senior executives. “We don’t believe these changes to how we compensate senior employees are necessary, and in fact they are counterproductive because they focus executives on performance metrics that may become outdated in a quickly changing, fast paced industry.” says Barrett. “We have a strong performance based culture and use the combination of our ECBP, EB, and stock options to collectively focus all employees on short- and long-term company performance. Ironically, these proposals would also make it possible for senior employees to benefit from equity compensation when other stockholders experience a decline in the value of their holdings.”

Intel encourages employees to vote against these three proposals.

Find out more

“Your vote on these issues is critical,” concludes Barrett. “Please ensure you understand the proposals and vote.”

Full details regarding the stockholder proposals can be viewed in the annual report and proxy statement sent to stockholders on March 31.

Related links

•	Employee Q&A